Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
Richard L. Dunn, Senior Vice President and CFO
(561) 627-7171

Palm Beach Gardens, Florida	November 19, 2007
DYCOM ANNOUNCES FISCAL 2008 FIRST QUARTER RESULTS AND
PROVIDES GUIDANCE FOR THE NEXT FISCAL QUARTER
Palm Beach Gardens, Florida, November 19, 2007 — Dycom Industries, Inc. (NYSE Symbol: “DY”) announced today its results for the first quarter ended October 27, 2007. The Company reported income from continuing operations for the quarter ended October 27, 2007 of $15.3 million, or $0.37 per common share diluted, versus income from continuing operations for the quarter ended October 28, 2006 of $9.5 million, or $0.24 per common share diluted. Net income, including the results of discontinued operations, for the quarter ended October 27, 2007 was $14.9 million, or $0.36 per common share diluted, compared to $9.6 million, or $0.24 per common share diluted, for the quarter ended October 28, 2006. Total contract revenues from continuing operations for the quarter ended October 27, 2007 were $329.7 million compared to total contract revenues from continuing operations of $270.6 million for the quarter ended October 28, 2006, an increase of 21.9%. Stock-based compensation expense for the quarter ended October 27, 2007 and quarter ended October 28, 2006 was $2.1 million and $1.7 million, respectively, on a pre-tax basis.
Dycom also announced its outlook for the second quarter of fiscal 2008. The Company currently expects revenue for the second quarter of fiscal 2008 to range from $290 million to $310 million and diluted earnings per share to range from $0.15 to $0.21. Included in the expected results is stock-based compensation expense of approximately $2.1 million on a pre-tax basis.
A Tele-Conference call to review the Company’s results and address its outlook will be hosted at 9:00 a.m. (ET), Tuesday, November 20, 2007; Call 866-205-3921 (United States) or 612-332-0718 (International) and request “Dycom Earnings” conference call. A live webcast of the conference call will be available at http://www.dycomind.com. If you are unable to attend the conference call at the scheduled time, a replay of the live webcast will also be available at http://www.dycomind.com until Thursday, December 20, 2007.
Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric utilities and others.

The fiscal 2008 first quarter results are preliminary and the information is unaudited. This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. Such statements include, but are not limited to, the Company’s expectations for revenues and earnings per share. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include: business and economic conditions in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, the impact of any future acquisitions and whether they can be efficiently integrated into our existing operations, the anticipated outcome of other contingent events, including litigation, liquidity needs and the availability of financing, as well as other risks detailed in our filings with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.
—Tables Follow—

NYSE: “DY”
DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
October 27, 2007 and July 28, 2007
Unaudited

	October 27,	July 28,
	2007	2007
	($ in 000’s)
ASSETS
Current Assets:
Cash and equivalents	$19,232	$18,862
Accounts receivable, net	157,078	146,864
Costs and estimated earnings in excess of billings	97,554	95,392
Deferred tax assets, net	16,634	15,478
Inventories	9,349	8,268
Other current assets	12,012	7,266
Current assets of discontinued operations	288	307

Total current assets	312,147	292,437

Property and equipment, net	172,793	164,544
Intangible assets, net	318,810	320,952
Other	11,603	11,831

Total	$815,353	$789,764

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$33,222	$30,375
Current portion of debt	3,094	3,301
Billings in excess of costs and estimated earnings	1,375	712
Accrued self-insured claims	27,690	26,902
Income taxes payable	8,926	1,947
Other accrued liabilities	51,153	63,076
Current liabilities of discontinued operations	1,239	939

Total current liabilities	126,699	127,252

Long-term debt	167,786	163,509
Accrued self-insured claims	36,355	33,085
Deferred tax liabilities, net non-current	16,494	19,316
Other liabilities	9,077	1,322
Non-current liabilities of discontinued operations	651	649

Stockholders’ Equity	458,291	444,631

Total	$815,353	$789,764

NYSE: “DY”
DYCOM INDUSTRIES, INC. AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three Months	Three Months
	Ended	Ended
	October 27,	October 28,
	2007	2006
	(In 000’s, except per share amounts)

Contract revenues	$329,672	$270,553

Cost of earned revenues, excluding depreciation	261,312	217,765
General and administrative expenses (1)	25,608	21,679
Depreciation and amortization	16,047	12,495

Total	302,967	251,939

Interest income	210	393
Interest expense	(3,556)	(3,757)
Other income, net	1,572	495

Income from continuing operations before income taxes	24,931	15,745

Provision for income taxes	9,674	6,219

Income from continuing operations	15,257	9,526

Income (loss) from discontinued operations, net of tax (2)	(330)	34

Net income	$14,927	$9,560

Earnings per common share — Basic:

Income from continuing operations	$0.37	$0.24
Income (loss) from discontinued operations	(0.01)	—

Net income	$0.37	$0.24

Earnings per common share — Diluted:

Income from continuing operations	$0.37	$0.24
Income (loss) from discontinued operations	(0.01)	—

Net income	$0.36	$0.24

Shares used in computing earnings per common share:
Basic	40,718,872	40,211,358

Diluted	41,174,497	40,509,514

Earnings per share amounts may not add due to rounding.
(1)	Includes stock-based compensation expense of $2.1 million and $1.7 million for the three months ended October 27, 2007 and October 28, 2006, respectively.

(2)	The Company discontinued the operations of one of its subsidiaries in fiscal 2007 and has reported those results separately as discontinued operations in the financial statements for all periods presented.

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